Exhibit 10.2

Amended and Restated Incentive Compensation Plan

1.Purpose. The Sangamo Therapeutics, Inc. Amended and Restated Incentive Compensation Plan (the “Plan”) is for purposes of providing cash incentive compensation to employees of Sangamo Therapeutics, Inc. (the “Company”) and its subsidiaries and who meet the eligibility criteria for participation in the Plan as specified herein (the “Participants”).  As of the Effective Date, the Plan amends and restates in its entirety the Company’s Incentive Compensation Plan that became effective on June 21, 2012.  Certain capitalized terms used in this Plan document are defined on the attached Appendix A.

2.How Awards Are Earned Under the Plan.

(a)General Plan Description. The Plan provides the opportunity for eligible employees to earn a cash bonus for each Performance Period based on the level of attainment of Performance Objectives and subject to satisfaction of any Continuous Service requirements established for the Performance Period and other requirements as set forth in the applicable Criteria approved by the Committee for each Performance Period.

(b)Performance Periods.  Unless the Committee determines otherwise, each Performance Period shall be coincident with the calendar year, commencing with the 2018 calendar year.

(c)Eligibility. Unless otherwise determined by the Committee, the eligible employees who will be the Participants in a Performance Period are those individuals employed by the Company or any subsidiary thereof on or before October 31st of the applicable Performance Period.

(d)Performance Objectives and Performance Period.   Actual Award amounts will be calculated based upon the level of attainment of the Performance Objectives established for each applicable Performance Period pursuant to the following guidelines.  The Committee will approve the applicable Corporate Objectives for each Performance Period, which may, but are not required to, include a Threshold Goal.  The Committee will approve the applicable weighting of the Corporate Objectives.  The Actual Award amount will be calculated based on level of attainment of the designated Performance Objectives during the Performance Period based on the applicable weighting.  If a Threshold Goal is applicable to a Performance Period but is not achieved during such Performance Period the Participants will not earn any Actual Award under the Plan with respect to such Performance Period.

(e)Service Requirements.

(i)The Committee will determine the applicable Continuous Service requirements that must be satisfied for a Participant to earn an Actual Award for a Performance Period.  If a Participant terminates Continuous Service for any reason prior to satisfying the applicable Continuous Service requirement for the Performance Period the Participant will forfeit the right to receive any Actual Award under the Plan for such Performance Period.

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(ii)In order to be eligible to participate for a Performance Period an employee's first date of employment with the Company or a subsidiary thereof must be on or before October 31st of such Performance Period.

(iii)If a Participant is promoted during a Performance Period and the Target Award percentage of Base Salary changes as a result due of the change in the Participant’s position, the Actual Award calculation will be pro-rated to include both Target Award amounts (as applicable to the Base Salary amount earned during the portion of the Performance Period that the Target Award percentage applied).

3.Other Plan Provisions.

(a)Determination and Payment of Actual Awards.  Assessment of actual performance, determination of the Actual Awards and any payment in respect of Actual Awards will be subject to the Committee’s determination that the applicable Performance Objectives, any Continuous Service requirements, and any other conditions set forth in the Criteria for such Performance Period have been satisfied.  All Actual Awards which are earned under the Plan will be paid to Participants as soon as administratively practicable following determination of the Actual Award, but in no event later than March 31st of the calendar year that follows the expiration of the Performance Period.

(b)Withholding.  The Company will withhold from payment of any Actual Award an amount in satisfaction of any federal, state or local tax withholding obligation relating to the payment of the Actual Award as necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, as applicable to supplemental taxable income.

(c)No Employment or Service Rights. Nothing in the Plan or any instrument executed  pursuant to the Plan will (i) confer upon any Participant any right to continue to be retained in the employ or service of the Company or any subsidiary, (ii) change the at-will employment relationship between the Company or any subsidiary and a Participant, or (iii) interfere with the right of the Company or any subsidiary to discharge any Participant or other person at any time, with or without cause, and with or without advance notice.

(d)Plan Administration.  The Committee will be responsible for all decisions and recommendations regarding Plan administration and retains final authority regarding all aspects of Plan administration, interpretation of the Plan, the resolution of any disputes, and application of the Plan in any respect to a Participant except to the extent the Committee delegates such authority to the Company’s officers and/or management as specified in the Criteria. All determinations and interpretations made by the Committee (or its delegate) in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons. The Committee may, without notice, amend, suspend or terminate the Plan; provided, however, that no such action may adversely affect any Participant unless (i) expressly provided by the Committee; and (ii) with the consent of the Participant, unless such action is necessary to comply with any applicable law, regulation or rule.

(e)Recovery.  Any amounts paid under the Plan will be subject to recoupment in accordance with any clawback policy adopted pursuant to the listing standards of any national securities

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exchange or association on which the Company’s securities are listed or as is otherwise adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any plan of or agreement with the Company.

(f)Validity.  If any provision of the Plan is held invalid, void, or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provision of the Plan.

(g)Section 280G.

(i)If any payment or benefit a Participant would receive from the Company pursuant to this Plan or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the "Reduction Method") that results in the greatest economic benefit for the Participant. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the "Pro Rata Reduction Method").

(ii)Notwithstanding any provision of paragraph (i) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Participant as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are "deferred compensation" within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

(iii)In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, the Participant agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, the Participant will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

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(iv)The accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations unless otherwise determined by the Company.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(h)Section 409A.  All Plan payments are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences to the Participants under Section 409A, and any ambiguities herein shall be interpreted accordingly.  The Company reserves the right to accelerate the payment of Plan benefits to the extent permitted by Section 409A.

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Appendix A--Definitions

(a)“Actual Award” means the amount of any cash bonus awarded to and earned by a Participant for a Performance Period as calculated based on the level of achievement of the Performance Objectives during the applicable Performance Period.

(b)“Base Salary” means the amount of the Participant’s base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) earned during the applicable Performance Period.

(c)“Committee” means the Compensation Committee of the Board of Directors.

(d)“Continuous Service” means that the Participant's employment with the Company or any subsidiary is not interrupted or terminated.  If a Company subsidiary for which a Participant is rendering services ceases to remain a subsidiary of the Company, as determined by the Committee, in its sole discretion, such Participant's Continuous Service shall be considered to have terminated on the date such entity ceases to be a subsidiary of the Company.  To the extent permitted by law, the Committee in its discretion may determine whether Continuous Service shall be considered interrupted in the case of any Company approved leave of absence, including sick leave, military leave or any other personal leave.

(e)“Corporate Objectives” shall mean one or more specific Company performance objectives designated by the Committee for a particular Performance Period, and which may include (i) revenue, organic revenue, net sales, or new-product revenue or net sales, (ii) achievement of specified milestones in the discovery and development of the Company’s technology or of one or more of the Company’s products, (iii) achievement of specified milestones in the commercialization of one or more of the Company’s products, (iv) achievement of specified milestones in the manufacturing of one or more of the Company’s products, (v) expense targets, (vi) share price, (vii) total shareholder return, (viii) earnings per share, (ix) operating margin, (x) gross margin, (xi) return measures (including, but not limited to, return on assets, capital, equity, or sales), (xii) productivity ratios, (xiii) operating income, (xiv) net operating profit, (xv) net earnings or net income (before or after taxes), (xvi) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital), (xvii) earnings before or after interest, taxes, depreciation, amortization and/or stock-based compensation expense, (xviii) economic value added, (xix) market share, (xx) working capital targets, (xxi) achievement of specified milestones relating to corporate partnerships, collaborations, license transactions, distribution arrangements, mergers, acquisitions, dispositions or similar business transactions, (xxii) employee retention and recruiting and human resources management, and (xxiii) other corporate performance criteria approved by the Committee.  Corporate Objectives may be specified with respect to Company performance as measured on an absolute basis, relative to prior Company performance, internal business plans, or the performance of peers, with respect to any of the Company’s business units or divisions or any parent or subsidiary entity, on a per-share basis, or other measurement methods as approved by the Committee.

(f)“Criteria” means the conditions for a Performance Period that must be satisfied for Participants to earn an Actual Award for such Performance Period and the manner and method by which Actual Awards will be calculated as approved by the Committee.  The Criteria will include the Target Award levels, Performance Objectives and relative weightings, including any applicable Threshold Goal,

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any Continuous Service requirements, and other terms approved by the Committee for such Performance Period as not inconsistent with the Plan.

(g)“Effective Date” means March 19, 2018.

(h)“Individual Objectives” shall mean one or more specific performance objectives designated for a Participant to attain in a particular Performance Period and which may include one or more of the following criteria: (i) the Participant’s contribution toward the achievement of a specific Corporate Objective, (ii) the contribution of the business unit or division supervised by the Participant toward the achievement of a specific Corporate Objective, (iii) the Participant’s development of professional skills, and (iv) other criteria approved by the Participant’s supervisor.

(i)“Maximum Award” means the maximum Actual Award that may be earned by a Participant for a Performance Period.  Unless otherwise determined by the Committee the Maximum Award is 200% of the Target Award.

(j)“Performance Objectives” means the Corporate Objectives and/or Individual Objectives established for the Performance Period.

(k)“Performance Period” means each applicable period approved by the Committee under which a cash bonus may be earned under the Plan.

(l)“Threshold Goal” means the minimum performance level that must be attained to any portion of an Actual Award to be earned for such Performance Period.  The Committee may, but is not required to, establish a Threshold Goal with respect to any designated Performance Period.

(m)“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended from time to time, including regulations and other guidance thereunder, and any state law of similar effect.

(n)“Target Award” means the applicable award amount that would be payable to a Participant as an Actual Award for a Performance Period if the Performance Objectives for such Performance Period were attained at exactly 100% of the target level and the Participant satisfied any other conditions necessary to earn an Actual Award for such Performance Period.

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